Exhibit 99.1

Investor Relations Contact:	Dave Armstrong
Phone:	(812) 962-5059

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Reports Third Quarter Results for 2007

EVANSVILLE, Ind. — November 1, 2007 — Accuride Corporation (NYSE: ACW), a leading manufacturer and supplier of commercial vehicle components, today announced its financial results for the third quarter ended September 30, 2007.

The Company reported results of $220.6 million in net sales for the third quarter of 2007 compared to $341.6 million for the third quarter of 2006.  For the nine months ended September 30, 2007, net sales were $791.1 million compared to $1,063.3 million for the same nine-month period in 2006.  The decrease in net sales was primarily a result of the reduced demand for commercial vehicles with engines compliant with new emission standards that became effective in 2007.

A net loss of $1.2 million, or ($0.03) per diluted share, was reported for the third quarter of 2007 compared to net income of $12.4 million, or $0.36 per diluted share, for the third quarter of 2006.  The net loss was impacted by special items totaling $1.0 million, or $0.03 per diluted share, which was $1.6 million on a pre-tax basis.  The items included a $0.4 million increase in revenue from a resolution of a commercial dispute with a customer, which was offset by pre-tax costs of $1.2 million associated with a change in post-retirement benefits at our Erie, Pennsylvania, facility, $0.7 million in accelerated depreciation related primarily to light steel wheel assets and $0.1 million related to other non-operating and non-recurring items.

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For the nine-months ended September 30, 2007, net income was $1.8 million, or $0.05 per diluted share, compared to $50.8 million, or $1.47 per diluted share, for the third quarter of 2006.  Net income was impacted by special items totaling $13.6 million, or $0.39 per diluted share, which was $21.0 million on a pre-tax basis.  The items included a $10.4 million increase in revenue from a resolution of a commercial dispute with a customer, which was offset by pre-tax costs of $16.1 million associated with a reduction in the employee workforce in our steel wheel operations, $11.8 million in accelerated depreciation and a write-down of supplies inventory related primarily to light steel wheel assets, $1.2 million in costs associated with a change in post-retirement benefits at our Erie, Pennsylvania, facility, and $2.3 million related to other non-operating and non-recurring items.

Adjusted EBITDA was $13.7 million for the third quarter of 2007, compared to an Adjusted EBITDA of $47.9 million for the prior year.  For the first nine months of 2007, Adjusted EBITDA was $91.2 million compared to $158.7 million of Adjusted EBITDA for the same nine-month period in 2006.  The purpose and reconciliation of Adjusted EBITDA for the Company to the most directly comparable GAAP measure is set forth in the accompanying schedules.

Liquidity and Cash Flow

As of September 30, 2007, the Company had cash of $46.4 million and total debt of $572.7 million for net debt of $526.3 million, a decrease of $3.7 million during the quarter.  For the third quarter of 2007, cash from operating activities was $11.8 million and capital expenditures totaled $9.2 million, resulting in free cash flow of $2.6 million compared to free cash flow of $40.6 million in the third quarter of 2006.

Review and Outlook

“Continued weakness in our end markets resulted in reduced revenue and margins in the quarter,” said John Murphy, Accuride’s President & CEO.  “In addition, we experienced some operating inefficiencies as we adjusted our production plans to accommodate reduced customer schedules with minimum advanced notice.”

“We originally expected the rebound in commercial vehicle production to begin in the fourth quarter of 2007,” continued Murphy.  “However, the freight environment and new truck orders remain weak, likely delaying the recovery until the first half of 2008.  As a result, we have revised our 2007 guidance of Adjusted EBITDA to $105 million to $110 million based on estimated North American Class 8 production of 205,000 to 215,000 units and Class 5-7 production of 200,000 to 205,000 units.  We expect our free cash flow to be $35 million to $50 million due to our continued focus on cash flow management.”

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The Company will conduct a conference call to review its third quarter results on Thursday, November 1, 2007, at 10:00 a.m. Central Time.  The phone number to access the conference call is (800) 591-6930 in the United States, or (617) 614-4908 internationally, access code 19923590.  A replay will be available beginning November 1, 2007, at 12:00 p.m. Central Time, continuing to 12 p.m. Central Time on November 8, 2007, by calling (888) 286-8010 in the United States, or (617) 801-6888 internationally, access code 84924078.  The financial results for the three-month and nine-month period ended September 30, 2007, will also be archived at http://www.accuridecorp.com.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco and Brillion.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results.  It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

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ACCURIDE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands except per share data)	2007	2006	2007	2006
NET SALES	$220,580	$341,610	$791,143	$1,063,268
COST OF GOODS SOLD	207,289	299,707	725,282	912,231
GROSS PROFIT	13,291	41,903	65,861	151,037
OPERATING EXPENSES:
Selling, general and administrative	13,690	12,636	42,964	39,412
INCOME (LOSS) FROM OPERATIONS	(399)	29,267	22,897	111,625
OTHER INCOME (EXPENSE):
Interest income	399	495	1,336	887
Interest expense	(12,014)	(14,819)	(36,242)	(39,120)
Equity in earnings of affiliate	—	137	—	528
Other income, net	2,524	(127)	5,820	869
INCOME (LOSS) BEFORE INCOME TAXES	(9,490)	14,953	(6,189)	74,789
INCOME TAX PROVISION (BENEFIT)	(8,270)	2,518	(7,978)	23,976
NET INCOME (LOSS)	$(1,220)	$12,435	$1,789	$50,813
Weighted average common shares outstanding—basic	35,324	34,308	35,115	34,145
Basic income (loss) per share	$(0.03)	$0.36	$0.05	$1.49
Weighted average common shares outstanding—diluted	35,324	34,682	35,209	34,577
Diluted income (loss) per share	$(0.03)	$0.36	$0.05	$1.47

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ACCURIDE CORPORATION

CONSOLIDATED ADJUSTED EBITDA

(UNAUDITED)

	Historical Results
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2007	2006	2007	2006
NET INCOME (LOSS)	$(1,220)	$12,435	$1,789	$50,813
Net interest expense	11,615	14,324	34,906	38,233
Income tax expense (benefit)	(8,270)	2,518	(7,978)	23,976
Depreciation and amortization	12,737	17,939	48,484	44,241
EBITDA	14,862	47,216	77,201	157,263
Restructuring, severance and other charges(1)	1,279	464	19,540	1,900
Items related to our credit agreement(2)	(2,420)	249	(5,496)	(448)
ADJUSTED EBITDA	$13,721	$47,929	$91,245	$158,715

Note:

1)              For the three months ended September 30, 2007, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $1.2 million in costs associated with a change in post-retirement benefits in Erie, Pennsylvania, and (ii) $0.1 million in other non-operating costs at our facility in Erie, Pennsylvania.  Items (i) and (ii) affected gross profit.  For the three months ended September 30, 2006, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $0.5 million in costs related to the business interruption sustained at our facility in Erie, Pennsylvania.  Item (i) affected gross profit.  For the nine months ended September 30, 2007, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $16.1 million in costs associated with a reduction in the employee workforce in our steel wheel operations, (ii) $1.3 million in other non-operating costs at our facility in London, Ontario, (iii)  $1.2 million in costs associated with a change in post-retirement benefits in Erie, Pennsylvania, (iv) $0.5 million in other non-operating costs at our facility in Erie, Pennsylvania, and (v) $0.3 million in fees related to the secondary stock offerings completed in May 2007.  Items (i), (ii), (iii) and (iv) affected gross profit.  Item (v) affected SG&A.  For the nine months ended September 30, 2006, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $1.4 million in losses from the sale of the facility in Columbia, Tennessee, and (ii) $0.5 million in costs related to the business interruption sustained at our facility in Erie, Pennsylvania.  Items (i) and (ii) affected gross profit.

2)              Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the three months ended September 30, 2007, items related to our credit agreement consist of foreign currency income and other net income of $2.4 million.  For the three months ended September 30, 2006, items related to our credit agreement consist of foreign currency losses and other net income of $0.3 million.   For the nine months ended September 30, 2007, items related to our credit agreement consist of foreign currency income and other net income of $5.5 million.  For the nine months ended September 30, 2006, items related to our credit agreement consist of foreign currency income and other net income of $0.5 million.

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Adjusted EBITDA is not intended to represent cash flow as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an indicator of cash flow from operations.  Adjusted EBITDA represents net income before net interest expense, income tax (expense) benefit, depreciation and amortization plus non-recurring items.  However, other companies may calculate Adjusted EBITDA differently.  Accuride has included information concerning Adjusted EBITDA in this press release because Accuride’s management and our board of directors use it as a measure of our performance to internal business plans to which a significant portion of management incentive programs are based.  In addition, future investment and capital allocation decisions are based on Adjusted EBITDA.  Investors and industry analysts use Adjusted EBITDA to measure the Company’s performance to historic results and to the Company’s peer group.  The Company has historically provided the measure in previous press releases and believes it provides transparency and continuity to investors for comparable purposes.  Certain financial covenants in our borrowing arrangements are tied to similar measures.

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ACCURIDE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
(In thousands)	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$46,352	$110,204
Customer and other receivables	112,512	142,665
Inventories, net	109,800	103,653
Supplies, net	21,706	22,124
Other current assets	22,005	19,594
Total current assets	312,735	398,240
PROPERTY, PLANT AND EQUIPMENT, net	273,434	300,806
OTHER ASSETS:
Goodwill and other assets	526,530	534,141
TOTAL	$1,112,339	$1,233,187
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$73,664	$107,217
Other current liabilities	68,188	79,682
Total current liabilities	141,852	186,899
LONG-TERM DEBT	572,725	642,725
OTHER LIABILITIES	130,804	139,981
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	266,958	263,582
TOTAL	$1,112,339	$1,233,187

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